Exhibit 28 (j) (2) under Form N-1A
Exhibit (23) under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM KPMG LLP

Board of Trustees of Federated Hermes Institutional Trust:

We consent to the use of our report, dated October 23, 2020, with respect to the financial statements of Federated Hermes Short-Intermediate Total Return Bond Fund, a portfolio of the Federated Hermes Institutional Trust, as of August 31, 2020, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

October 23, 2020